EXHIBIT 99.6

SECURITYHOLDERS AGREEMENT

DATED AS OF          , 2008

BY AND AMONG

RADIATION THERAPY INVESTMENTS, LLC

AND

THE OTHER PARTIES HERETO

ARTICLE VII AMENDMENT AND TERMINATION		27

7.1	Amendment and Waiver	27
7.2	Termination of Agreement	28
7.3	Termination as to a Party	28
7.4	Issuer of Registrable Securities	28

ARTICLE VIII PARTICIPATION RIGHTS		28

8.1	Participation Right	28
8.2	Definition of New Units	29
8.3	Notice from the Company	29
8.4	Closing	29
8.5	Compliance	29
8.6	Exempted Issuances	30
8.7	Termination of this Section Upon a Public Offering	30

ARTICLE IX MISCELLANEOUS		30

9.1	Certain Defined Terms	30
9.2	Legends.	38
9.3	Severability	39
9.4	Entire Agreement	39
9.5	Successors and Assigns	39
9.6	Counterparts	39
9.7	Remedies	40
9.8	Notices	40
9.9	Governing Law	41
9.10	Arbitration of Valuation of Equivalent Cash Price	41
9.11	Descriptive Headings	42

EXHIBIT A CERTAIN REAL PROPERTY TRANSACTIONS

EXHIBIT B EXECUTIVE HOLDERS

EXHIBIT C MANAGEMENT AGREEMENT

SECURITYHOLDERS AGREEMENT

This Securityholders Agreement (this “Agreement”) is entered into as of           , 2008 by and among (i) Radiation Therapy Investments, LLC, a Delaware limited liability company (the “Company”), (ii) Vestar Capital Partners V, L.P., a Cayman Islands exempted limited partnership (“Vestar V”), Vestar Capital Partners V-A, L.P., a Cayman Islands exempted limited partnership, and any investment fund affiliated with Vestar Capital Partners V, L.P. that at any time acquires Securities and executes a counterpart of this Agreement or otherwise agrees to be bound by this Agreement (collectively, “Vestar”), (iii) parties to this Agreement who are identified as Employees on the signature page hereto (each, an “Employee” and, collectively, the “Employees”), and (v) each other holder of Securities who hereafter executes a separate agreement to be bound by the terms hereof (Vestar, the Employees and each other Person that is or may become a party to this Agreement as contemplated hereby are sometimes referred to herein collectively as the “Securityholders” and individually as a “Securityholder”). Certain capitalized terms used herein are defined in Section 9.1.

The parties hereto agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES
OF THE PARTIES

1.1           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Securityholders that as of the date of this Agreement:

(a)           it is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, it has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action;

(b)           this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms; and

(c)           the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents or any agreement or instrument to which the Company is a party or by which it is bound.

1.2           Representations and Warranties of the Securityholders.  Each Securityholder (as to himself or itself only) represents and warrants to the Company and the other Securityholders that, as of the time such Securityholder becomes a party to this Agreement:

(a)           this Agreement (or the separate joinder agreement executed by such Securityholder) has been duly and validly executed and delivered by such Securityholder, and this Agreement constitutes a legal and binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms; and

(b)           the execution, delivery and performance by such Securityholder of this Agreement (or any joinder to this Agreement) and the consummation by such Securityholder of the transactions contemplated hereby (and thereby) will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which such Securityholder is subject, (ii) violate any order, judgment or decree applicable to such Securityholder, or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Securityholder is a party or by which such Securityholder is bound.

ARTICLE II
BOARD REPRESENTATION; SPECIAL CONSENT RIGHT

2.1           Board of Managers.

(a)           Each Person, other than the Company, that is a party to this Agreement hereby agrees that such Person will vote, or cause to be voted, all voting securities of the Company over which such Person has the power to vote or direct the voting, and will take all other necessary or desirable action within such Person’s control, and the Company will take all necessary and desirable actions within its control, to cause the authorized number of members for the board of managers of the Company (the “Board”) to be established at nine managers (or such other number as determined in a manner consistent with this Section 2.1), and cause to be continued in office, the following individuals:

(i)            four managers designated by Vestar V (collectively, the “Vestar Managers”), who shall initially be [          ], [          ], [          ] and [          ];

(ii)           Dr. Daniel E. Dosoretz (“Dr. Dosoretz”) (whether or not he is a senior officer of RTS) and two managers (each such manager, including Dr. Dosoretz, a “Management Manager”) (initially to be James H. Rubenstein and Howard M. Sheridan) designated by Dr. Dosoretz after consultation with Vestar V for so long as Dr. Dosoretz is the Chief Executive Officer of RTS and thereafter, determined by the affirmative vote of holders of a majority of Class A Units held by the Executive Holders (the “Majority Executives”); provided, however, the number of Management Managers on the Board shall be reduced to two effective immediately upon the occurrence of any of the following: (x) the Executive Holders collectively hold, directly or indirectly, less than 10% of the outstanding Class A Units of the Company, (y) Dr. Dosoretz exercises his put option pursuant to Section 5.1 of the Dosoretz Unit Subscription Agreement, or (z) for four consecutive quarters, RTS’ EBITDA was at a level less than 90% of the projections provided by management to Vestar V in connection with the transactions contemplated by the Purchase Agreement; provided, further, that a Management Manager (other than Dr. Dosoretz) shall be a senior officer of the Company, except that an Executive Holder who is not an officer of the Company may be designated a Management Manager if such designation is reasonably acceptable to Vestar V; and

(iii)          two independent managers, who are not Affiliates of Vestar or an officer or employee of the Company, designated by Vestar V after consultation with the Chief Executive Officer of RTS (collectively, the “Independent Managers”); provided that the number of Independent Managers shall be increased to three in the event the number of Management Managers is reduced to two, and such additional Independent Manager shall be elected by a majority vote of the outstanding Class A Units.

provided, however, that Vestar V may change the number of managers on the Board from time to time in its sole discretion, for so long as Vestar V does not reduce the number of Management Managers as provided in Section 2.1(a)(ii) above.

(b)           The composition of the board of managers (or equivalent governing body) of each of the Company’s Subsidiaries shall be the same as the Board unless otherwise approved in writing by Vestar V; provided, that at least one Management Manager shall serve on the board of managers (or equivalent governing boy) of each Subsidiary.

(c)           If at any time Vestar V notifies the other parties to this Agreement of its desire to remove, with or without cause, any Vestar Manager or any Independent Manager, all such parties so notified will vote, or cause to be voted, all voting securities of the Company and the Subsidiaries of the Company over which they have the power to vote or direct the voting, and shall take all such other actions promptly as shall be necessary or desirable to cause the removal of such manager.

(d)           If at any time Dr. Dosoretz (to the extent that at such time the Management Manager or Management Managers are designated by Dr. Dosoretz) or the Executive Holders (to the extent the Management Manager or Management Managers are designated by the Majority Executives) notify the other parties to this Agreement of his or their desire to remove, with or without cause, any Management Manager, all such parties so notified will vote, or cause to be voted, all voting securities of the Company and the Subsidiaries of the Company over which they have the power to vote or direct the voting, and shall take all such other actions promptly as shall be necessary or desirable to cause the removal of such manager.

(e)           If at any time a Management Manager (other than Dr. Dosoretz) ceases to be employed by the Company or any of its Subsidiaries, such Management Manager shall be deemed to have resigned from the Company and, unless otherwise reasonably determined by Vestar V and Dr. Dosoretz or the Majority Executives (as applicable), such Management Manager will be promptly removed from the Board.

(f)            If at any time any Vestar Manager or any Independent Manager ceases to serve on the Board and the board of managers (or similar governing body) of the Company’s Subsidiaries (whether due to resignation, removal or otherwise), Vestar V shall be entitled to designate a successor manager (provided, that with respect to any successor to an Independent Manager, after consultation with Dr. Dosoretz) to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (a) above. Each Person that is a party hereto agrees to vote, or cause to be voted, all voting securities of the Company and the aforementioned Subsidiaries over which such Person has the power to vote or direct the voting, and shall take all such other actions as shall be necessary or desirable to cause the designated successor to be elected to fill such vacancy.

(g)           If at any time any Management Manager (other than Dr. Dosoretz) ceases to serve on Board and the board of managers (or similar governing body) of the Company’s Subsidiaries (whether due to resignation, removal or otherwise), the Chief Executive Officer of RTS or the Majority Executives, as applicable, shall be entitled to designate a successor manager to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (a) above. Each Person that is a party hereto agrees to vote, or cause to be voted, all voting securities of the Company and the aforementioned Subsidiaries over which such Person has the power to vote or direct the voting, and shall take all such other actions as shall be necessary or desirable to cause the designated successor to be elected to fill such vacancy.

(h)           Dr. Dosoretz shall resign from the Board effective immediately if (x) his employment is terminated by the Company for Cause (as defined in his Employment Agreement with the Company), (y) his employment is terminated by the Company or he resigns and at the time of such termination or resignation, the Put Option is exercisable pursuant to the Dosoretz Rollover Subscription Agreement, whether or not Dr. Dosoretz elects to exercise such option, or (z) the Company exercises its repurchase option pursuant to Section 5.2 of the Dosoretz Rollover Subscription Agreement with respect to a portion of the Units held by Dr. Dosoretz that is at least equal to the number of Units that Dr. Dosoretz would have been entitled to require the Company to purchase pursuant to the Put Option at such time; provided, that, notwithstanding anything to the contrary in this Agreement, Dr. Dosoretz shall not be designated or elected as a Management Manager at any time after his resignation from the Board pursuant to this Section 2.1(h).

(i)            No manager may be removed except by vote of the Persons entitled to designate such manager; provided that Dr. Dosoretz may only cease to serve as a manager on the Board pursuant to Section 2.1(h) above.

2.2           Proxy.

(a)           In order to effectuate the provisions of Section 4.1 hereof, each holder of Employee Securities hereby grants to each of (i) Vestar, and (ii) Dr. Dosoretz, or if Dr. Dosoretz shall cease to be the Chief Executive Officer of RTS, to the then-current Chief Executive Officer of RTS, or if the Chief Executive Officer of RTS shall be unable to exercise this proxy due to illness or absence or if the position of Chief Executive Officer of RTS shall be vacant, to the Chief Financial Officer of RTS, each such person to have the power to act independently, a proxy to vote at any annual or special meeting of Securityholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Securities owned or held of record by such holder in connection with the matters set forth in Section 4.1 hereof in accordance with the provisions of Section 4.1 hereof. Each of the proxies granted hereby is irrevocable and is coupled with an interest. To effectuate the provisions of this Article II, the Secretary of each of the Company and each of the aforementioned Subsidiaries of the Company, or if there be no Secretary such other officer or employee of the Company or such Subsidiaries as the board of directors (or similar governing body) of the Company or such Subsidiaries may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Article II.

(b)           The provisions of this Article II shall terminate immediately prior to the consummation of an initial Public Offering; provided that the provisions of this Article II shall remain in effect following an initial Public Offering with respect to Securityholders who are otherwise (i.e., not due to the formation of a group pursuant to this Agreement) subject to the reporting requirements of Section 16(a) of the Exchange Act, for so long as they remain subject thereto and Vestar holds at least 20% of the fully-diluted voting equity securities of the Company, in order to (i) vote in favor of the election of any designees of Vestar V to the Board or the board of directors (or similar governing bodies) of the Company’s Subsidiaries and any successors thereto and (ii) support any transaction that if consummated would constitute a Sale of the Company that is supported by Vestar V.

2.3           Matters Requiring Supermajority Vote.  Notwithstanding anything to the contrary contained in this Agreement or the LLC Agreement, without the prior written consent of the Majority Executives, no action shall be taken or resolution be passed by the Company, any of its Subsidiaries, the Board or the board of directors (or similar governing body) of any Subsidiary with respect to the following matters:

(a)           a material change in the nature of the Company’s business; provided, however, the following actions and events shall not be deemed a material change in the nature of the Company’s business: (i) changes in the size, geographic scope or markets in which the business is conducted or the relative mix of the Company’s business lines, whether as the result of any acquisition, divestiture, combination, organic growth or otherwise, (ii) discontinuation of ancillary businesses not necessary to the provision of radiation therapy services and changes in the method of conducting such ancillary businesses, (iii) discontinuation and/or divestiture of service line or industry segment outside of the Core Business, and (iv) changes in response to local, state or federal government activity, whether in the form of legislative or regulatory action or published guidance;

(b)           any transaction with Vestar or its Affiliates, other than (i) any transactions involving an aggregate amount not to exceed $300,000 in any particular fiscal year (excluding any fee payable to Vestar Capital Partners pursuant to the Management Agreement), (ii) any issuance of New Units to Vestar and/or its Affiliates so long as the Employees are granted Participation Rights with respect to such issuance in accordance with Article VIII hereof, (iii) any transaction between the Company and Vestar in its capacity as a holder of Securities of the Company, (iv) any transaction that does not disproportionately affect Vestar as compared to other holders of the same class of Units or (v) any transaction contemplated by the Transaction Documents;

(c)           alter, amend or change any of the rights, preferences or characteristics of any Vestar Preferred Units having the effect of rendering the Vestar Preferred Units superior to the Employee Preferred Units;

(d)           make any distributions on the Vestar Preferred Units that are disproportionate to the distributions or dividends paid on the Employee Preferred Units; or

(e)           effect any redemption or repurchase of the Vestar Preferred Units that is disproportionate to the redemption or repurchase of the Employee Preferred Units.

2.4           Certain Real Property Transactions.  Set forth on Exhibit A hereto is a list of construction, installation and remodeling projects that have been disclosed to Vestar V and its Affiliates prior to the consummation of the transactions contemplated by the Purchase Agreement. Notwithstanding anything set forth in this Agreement, the Board shall approve, and Vestar shall not object to, any project (and the transactions contemplated therein, including reimbursement of construction costs and execution of leases with the appropriate parties) set forth on Exhibit A, provided that such project is conducted on terms and conditions consistent with past practice for similar projects.

ARTICLE III
TRANSFERS OF SECURITIES

3.1           Restrictions on Transfer of Employee Securities.  Prior to the earlier of (i) a Sale of the Company and (ii) the consummation of the initial Public Offering, no holder of Employee Securities may Transfer any Employee Securities without the prior written consent of Vestar V (which may be withheld in its sole discretion), except in an Exempt Employee Transfer.

3.2           Right of First Refusal.

(a)           If any holder of Employee Securities (for purposes of this Section 3.2(a), a “Selling Employee Holder”) proposes to sell any or all of his Employee Securities (other than an Exempt Employee Transfer) to a third party (a “Proposed Sale”) prior to (A) a Public Offering resulting in a public market for the Securities and (B) a Sale of the Company, and Vestar V has consented to such Proposed Sale (which consent may be withheld in its sole discretion), such Selling Employee Holder shall first notify the Company in writing, which notice shall (i) state such Selling Employee Holder’s intention to sell Employee Securities to one or more persons, the amount of Employee Securities to be sold, the purchase price therefor, the identity of each prospective Transferee, if known, and the other material terms of the Proposed Sale and (ii) contain an irrevocable offer to sell such Employee Securities to the Company (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Proposed Sale (such notice, the “Proposed Sale Notice”).

(b)           At any time within thirty (30) days after the date of the receipt by the Company of the Proposed Sale Notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the Employee Securities covered by the Proposed Sale Notice at the same price and on the same terms and conditions of the Proposed Sale (or, if the Proposed Sale includes any consideration other than cash, then, at the sole option of the Company, at the equivalent all cash price, determined in good faith by the Board, as applicable), by delivering a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Selling Employee Holder provides to the

Company wire transfer instructions) (and any such non-cash consideration to be paid) to the Selling Employee Holder at the principal office of the Company against delivery of certificates or other instruments representing the Employee Securities so purchased, appropriately endorsed by the Selling Employee Holder. If at the end of the 30-day period, the Company has not elected to exercise its right to purchase all of the Employee Securities covered by the Proposed Sale Notice as described above or the Company has not tendered the purchase price for such shares in the manner set forth above, Vestar shall have the right and option for fifteen (15) days after the end of the aforementioned 30-day period to purchase all of the Employee Securities covered by the Proposed Sale Notice at the same price and on the same terms and conditions of the Proposed Sale (or, if the Proposed Sale includes any consideration other than cash, then, at the sole option of Vestar, at the equivalent all cash price, reasonably determined in good faith by mutual agreement of the Selling Employee Holder and Vestar (provided that in the event the Selling Employee Holder and Vestar are unable to mutually agree on such cash price, then such determination shall be made in accordance with Section 9.11 of this Agreement), by delivering a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Selling Employee Holder provides to Vestar wire transfer instructions) (and any such non-cash consideration to be paid) to the Selling Employee Holder at the principal office of the Company against delivery of certificates or other instruments representing the Employee Securities so purchased, appropriately endorsed by the Selling Employee Holder. If at the end of the 15-day period, neither the Company nor Vestar has tendered the purchase price for such shares in the manner set forth above, the Selling Employee Holder may, during the succeeding 30-day period, sell not less than all of the Employee Securities covered by the Proposed Sale to a third party on terms no less favorable to Selling Employee Holder than those contained in the Proposed Sale Notice. Promptly after such sale, the Selling Employee Holder shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of sixth (60) days following the expiration of the 30-day period during which the Company is entitled hereunder to purchase the Employee Securities, the Selling Employee Holder has not completed the sale of such Shares as aforesaid, all of the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such Employee Securities.

3.3           Restrictions on Transfers of Vestar Securities.

(a)           Tag-Along Rights. Subject to the next paragraph, prior to making any Transfer of Vestar Securities (other than a Transfer described in Section 3.3(b)) any holder of Vestar Securities proposing to make such a Transfer (for purposes of this Section 3.3, a “Selling Vestar Holder”) shall give at least fifteen (15) days’ prior written notice to each holder of Employee Securities (for purposes of this Section 3.3, each an “Other Holder”) and the Company, which notice (for purposes of this Section 3.3, the “Sale Notice”) shall identify the type and amount of Vestar Securities to be sold (for purposes of this Section 3.3, the “Offered Securities”), describe the terms and conditions of such proposed Transfer, and identify each prospective Transferee. Any of the Other Holders may, within fifteen (15) days of the receipt of the Sale Notice, give written notice (each, a “Tag-Along Notice”) to the Selling Vestar Holder that such Other Holder wishes to participate in such proposed Transfer upon the terms and conditions set forth in the Sale Notice, which Tag-Along Notice shall specify the Employee Securities such Other Holder desires to include in such proposed Transfer; provided, however, that (1) each Other Holder shall be required, as a condition to being permitted to sell Employee Securities pursuant to this Section 3.3(a) in connection with a Transfer of Offered Securities, to elect to sell Employee Securities of the same type and class (for purpose of this Section 3.3, the Common Units shall be treated as a single class, provided that the proceeds to be received by the holders thereof shall take into account any differences in distribution rights with respect to the Class A Units, Class B Units, Class C Units and other Units constituting Common Units pursuant to Section 4.1 of the LLC Agreement) and in the same relative proportions (which proportions shall be determined on a unit for unit or, as the case may be, share for share basis and on the basis of aggregate liquidation value with respect to Preferred Units or Preferred Stock) as the Securities which comprise the Offered Securities, (2) no Employee Security that is subject to vesting shall be entitled to be sold pursuant to this Section 3.3(a) unless such Employee Security has fully vested; and (3) to exercise its tag-along rights hereunder, each Other Holder must agree to make to the Transferee the same representations, warranties, covenants, indemnities and agreements as the Selling Vestar Holder agrees to make in connection with the Transfer of the Offered Securities (except that in the case of representations and warranties pertaining specifically to, or covenants made specifically by, the Selling Vestar Holder, the Other Holders shall make comparable representations and warranties pertaining specifically to (and, as applicable, covenants by) themselves), and must agree to bear his or its ratable share (which may be joint and several but contribution shall be based on the proceeds received in respect of Securities that are Transferred by each holder) of all liabilities to the Transferees arising out of representations, warranties and covenants (other than those representations, warranties and covenants that pertain specifically to a given Securityholder, who shall bear all of the liability related thereto), indemnities or other agreements made in connection with the Transfer. Each Securityholder will bear (x) its or his own costs of any sale of Securities pursuant to this Section 3.3(a) and (y) its or his pro-rata share (based upon the relative amount of Securities sold) of the costs of any sale of Securities pursuant to this Section 3.3(a) (excluding all amounts paid to any Securityholder or his or its Affiliates as a transaction fee, broker’s fee, finder’s fee, advisory fee, success fee, or other similar fee or charge related to the consummation of such sale) to the extent such costs are incurred for the benefit of all Securityholders and are not otherwise paid by the Transferee.

If none of the Other Holders gives the Selling Vestar Holder a timely Tag-Along Notice with respect to the Transfer proposed in the Sale Notice, then (notwithstanding the first sentence of this Section 3.3(a)) the Selling Vestar Holder may Transfer such Offered Securities on the terms and conditions set forth, and to or among any of the Transferees identified (or Affiliates of Transferees identified), in the Sale Notice at any time within one hundred twenty (120) days after expiration of the fifteen (15) day period for giving Tag-Along Notices with respect to such Transfer. Any such Offered Securities not Transferred by the Selling Vestar Holder during such 120-day period will again be subject to the provisions of this Section 3.3(a) upon subsequent Transfer. If one or more Other Holders give the Selling Vestar Holder a timely Tag-Along Notice, then the Selling Vestar Holder shall use all reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Other Holders in any contemplated Transfer, on the same terms and conditions as are applicable to the Offered Securities, and no Selling Vestar Holder shall transfer any of its units or shares, as the case may be, to any prospective Transferee if such prospective Transferee(s) declines to allow the participation of the Other Holders, unless Vestar agrees to purchase the Units that such Other Holders are entitled to sell and have elected to sell in connection with such Transfer. If the prospective Transferee(s) is unwilling or unable to acquire all of the Offered Securities and all of the Employee Securities specified in a timely Tag-Along Notice upon such terms, then the Selling Vestar Holder may elect either to cancel such proposed Transfer or to allocate the maximum number of each class of Securities that the prospective Transferees are willing to purchase (the “Allocable Shares”) among the Selling Vestar Holder and the Other Holders giving timely Tag-Along Notices as follows (it being understood that the prospective Transferees shall be required to purchase Securities of the same class on the same terms and conditions taking into account the provisions of clause (1) of the first paragraph of this Section 3.3(a), and to consummate such Transfer on those terms and conditions):

(i)            each participating Securityholder (including the Selling Vestar Holder) shall be entitled to sell a number of Units or shares of each class of Securities (taking into account the provisions of clause (1) of the first paragraph of this Section 3.3(a)) (not to exceed, for any Other Holder, the number of Units or shares of such class of Securities identified in such Other Holder’s Tag-Along Notice) equal to the product of (A) the number of Allocable Shares of such class of Securities and (B) a fraction, the numerator of which is such Securityholder’s Ownership Percentage of such class of Securities and the denominator of which is the aggregate Ownership Percentage for all participating Securityholders of such class of Securities; provided, however, that if a Securityholder was unable to sell Securities in one or more prior Transfers effected pursuant to this Section 3.3(a) because of clause (2) of the first paragraph of this Section 3.3(a) and, as a result, the aggregate percentage of Securities sold by such Securityholder in Transfers effected pursuant to this Section 3.3(a) is less than the aggregate percentage of Securities sold by Vestar in such Transfers, then additional Allocable Shares shall be allocated to such Securityholder (not to exceed the number of Securities identified in such Securityholder’s Tag-Along Notice) in priority over other Securityholders until, after giving effect to the Transfer proposed to be effected, the aggregate percentage of Securities sold by Vestar and such Securityholder are equal;

(ii)           if after allocating the Allocable Shares of any class of Securities to such Securityholders in accordance with clause (i) above, there are any Allocable Shares of such class that remain unallocated, then they shall be allocated (in one or more successive allocations on the basis of the allocation method specified in clause (i) above, among the Selling Vestar Holder and each such Other Holder that has elected in its Tag-Along Notice to sell a greater number of shares of such class of Securities than previously has been allocated to it pursuant to clause (i) and this clause (ii) (all of whom (but no others) shall, for purposes of clause (i) above, be deemed to be the participating Securityholders) until all such Allocable Shares have been allocated in accordance with this clause (ii).

(b)           Excluded Transfers. The rights and restrictions contained in Section 3.3(a) shall not apply with respect to any of the following Transfers of Securities:

(i)            any Transfer of Vestar Securities in a Public Sale;

(ii)           any Transfer of Vestar Securities to and among (A) the members or partners of Vestar and the members, partners, securityholders and employees of such partners or (B) wholly owned subsidiaries of Vestar or any Person controlled by or under the common control with Vestar and its affiliated funds (but excluding any portfolio company of Vestar or its affiliated funds) or (C) any Person controlled by any Person described above (subject to compliance with Sections 3.4 and 3.5 hereof);

(iii)          any Transfer of Vestar Securities in accordance with Section 4.1;

(iv)          any Transfer of Vestar Securities incidental to the exercise, conversion or exchange of such securities in accordance with their terms or any reclassification or combination of shares (including any reverse stock split);

(v)           any Transfer of Vestar Securities to employees or directors of, or consultants to, any of the Company and its Subsidiaries;

(vi)          any Transfer constituting an Exempt Individual Transfer; and

(vii)         any Transfer of Vestar Securities within 30 days after the date hereof to any Person whom Vestar V determines will be an equity co-investor with Vestar in the Company (any such equity co-investor, a “Selldown Investor” and all such Securities being referred to as “Selldown Securities”), provided that Vestar V shall continue to hold at least a majority of Class A Units of the Company after giving effect to such Transfer unless Dr. Dosoretz agrees otherwise.

(c)           Excluded Securities. No Securities that have been transferred by the Selling Vestar Holder or an Other Holder in a Transfer pursuant to the provisions of Section 3.3(a) (“Excluded Securities”) shall be subject again to the restrictions set forth in Section 3.3(a), nor shall any Securityholder holding Excluded Securities be entitled to exercise any rights as an Other Holder under Section 3.3(a) with respect to such Excluded Securities, and no Excluded Securities held by a Selling Vestar Holder or any Other Holder shall be counted in determining the respective participation rights of such Holders in a Transfer subject to Section 3.3(a).

(d)           The provisions of this Section 3.3 shall terminate immediately prior to the consummation of the initial Public Offering.

3.4           Securities Act Compliance.  No Securities may be transferred by a Securityholder (other than pursuant to an effective registration statement under the Securities Act) unless such Securityholder first delivers to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that such Transfer is not required to be registered under the Securities Act.

3.5           Certain Transferees Bound by Agreement.  Subject to compliance with the other provisions of this Article III and the LLC Agreement, any Securityholder may Transfer any Securities held by such Securityholder in accordance with applicable law; provided, however, that if the Transfer is not made pursuant to a Public Sale or a transaction the consummation of which will cause the termination of this Agreement pursuant to Article VI, then the Transferor of such Security shall first deliver to the Company a written agreement of the proposed Transferee (excluding a Transferee that is a Limited Partner) to become a Securityholder and to be bound by the terms of this Agreement (unless such proposed Transferee is already a Securityholder). All Employee Securities will continue to be Employee Securities in the hands of any Transferee (other than the Company, Vestar or any Transferee in a Public Sale); provided that Employee Securities Transferred pursuant to an exercise of tag-along rights as an Other Holder under Section 3.3(a) shall not be subject to the provisions of Section 3.1 in the hands of the Transferee or any subsequent Transferee. All Vestar Securities will continue to be Vestar Securities in the hands of any Transferee (other than the Company, the Employees or a Transferee in a Public Sale).

3.6           Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Securities in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Securities as the owner of such Securities for any purpose.

ARTICLE IV
TAKE-ALONG RIGHTS
ON APPROVED SALE

4.1           Take-Along Rights.

(a) If Vestar elects to consummate, or to cause the Company to consummate, a transaction constituting a Sale of the Company, Vestar shall notify the Company and the other Securityholders in writing of that election, the other Securityholders will consent to and raise no objections to the proposed transaction, and the Securityholders and the Company will take all other actions reasonably necessary or desirable to cause the consummation of such Sale of the Company on the terms proposed by Vestar. Without limiting the foregoing, (i) if the proposed Sale of the Company is structured as a sale of assets or a merger or consolidation, or otherwise requires equityholder approval pursuant to the LLC Agreement, the Securityholders and the Company will vote or cause to be voted all Securities that they hold or with respect to which such Securityholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and will waive any appraisal rights which they may have in connection therewith and (ii) if the proposed Sale of the Company is structured as or involves a sale or redemption of Securities, the Securityholders will agree to sell their pro-rata share of the Securities being sold in such Sale of the Company on the terms and conditions approved by Vestar, and the Securityholders will execute any merger, asset purchase, security purchase, recapitalization or other sale agreement approved by Vestar in connection with such Sale of the Company.

(b)           The obligations of the Securityholders with respect to the Sale of the Company are subject to the satisfaction of the following conditions:

(i)            upon the consummation of the Sale of the Company, all of the holders of a particular class or series of Securities (if any consideration is to be received by such holders) shall receive the same form and amount of consideration per share, unit or amount of Securities (for purpose of this Section 4.1, the Common Units shall be treated as a single class, provided that the proceeds to be received by the holders thereof shall take into account any differences in distribution rights with respect to the Class A

Units, Class B Units, Class C Units and other Units constituting Common Units pursuant to Article IV of the LLC Agreement), or if any holders of a particular class or series of Securities are given an option as to the form and amount of consideration to be received, all holders of such class or series will be given the same option;

(ii)           if consideration is to be received by holders of Securities, all holders of rights (without regard to time vesting, but giving effect to performance vesting that is contingent upon the return realized in connection with such sale) to acquire a particular class or series of Securities will be given an opportunity to either (A) exercise such rights prior to the consummation of the Sale of the Company and participate in such sale as holders of such Securities or (B) upon the consummation of the Sale of the Company, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share, unit or amount of Securities received by the holders of such type and class of Securities in connection with the Sale of the Company less the exercise price (or limitation on distribution rights, if any) per share, unit or amount of such rights to acquire such Securities by (2) the number of shares, units or aggregate amount of Securities represented by such rights;

(iii)          if consideration is to be received by holders of Securities, the holders of Preferred Units or, as the case may be, Preferred Stock, shall receive consideration in respect of all of the issued and outstanding shares of Preferred Units or, as the case may be, Preferred Stock equal to the amount of consideration that such holders would have received if the aggregate consideration for such Sale of the Company had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the LLC Agreement as in effect immediately prior to such Sale of the Company;

(iv)          each Securityholder shall pay its pro rata share (determined in proportion to net proceeds received by such Securityholder in connection with such Sale of the Company) of the expenses incurred in connection with the Sale of the Company; and

(v)           liability for each Securityholder shall be several and not joint with any other Person and shall be limited to such Securityholder’s pro rata share (determined in proportion to net proceeds received by such Securityholder in connection with such Sale of the Company) of a negotiated aggregate indemnification amount or other obligation (including, without limitation any amount to be held in escrow in connection with such Sale of the Company) that applies pro rata to all Securityholders but that in no event exceeds the amount of net proceeds actually paid to such Securityholder in connection with such Sale of the Company.

(c)           Each Securityholder will bear its or his pro-rata share (based upon the relative amount of Securities sold) of the reasonable and customary costs of any sale of Securities pursuant to a Sale of the Company to the extent such costs are incurred for the benefit of all Securityholders and are not otherwise paid by the Company or the acquiring party (it being understood that the reasonable and documented legal fees of one counsel for the holders of

Employee Securities up to a cap as determined by the Company’s management committee prior to the Sale of the Company shall be deemed costs for the benefit of all Securityholders). Costs incurred by or on behalf of a Securityholder for its or his sole benefit will not be considered costs of the transaction hereunder. In the event that any transaction that Vestar elects to consummate or cause to be consummated pursuant to this Section 4.1 is not consummated for any reason, the Company will reimburse Vestar for all actual and reasonable expenses paid or incurred by Vestar in connection therewith.

(d)           Notwithstanding any provision in this Agreement to the contrary, Vestar Capital Partners shall be entitled to be paid pursuant to the Management Agreement customary and reasonable fees by the Company and/or its Subsidiaries for any investment banking services or other services provided by it, including, without limitation, in connection with a Sale of the Company.

(e)           In the event of a sale or exchange by the Securityholders of all or substantially all of the Securities held by the Securityholders (whether by sale, merger, recapitalization, reorganization, consolidation, combination or otherwise), each Securityholder shall receive in exchange for the Securities held by such Securityholder the same portion of the aggregate consideration from such sale or exchange that such Securityholder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the LLC Agreement as in effect immediately prior to such sale or exchange. Each Securityholder shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such sale or exchange as requested by the Company.

ARTICLE V
REGISTRATION RIGHTS

5.1           Demand Registrations.

(a)           Requests for Registration. Subject to the provisions of this Article V, the holders of a majority of Vestar Securities that constitute Registrable Securities shall have the right (the “Vestar Demand Right”), and the Executive Holders holding a majority of such holders’ Employee Securities that constitute Registrable Securities shall have the right (the “Employee Demand Right” and, together with the Vestar Demand Right, the “Demand Registration Rights”), in each case, to request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration (“Long-Form Demand Registration”) or on Form S-3 or any similar short-form registration (“Short-Form Demand Registration”), if such registration is available to the Company, by delivering a written notice to the principal business office of the Company, which notice identifies the Requesting Holders and specifies the number of Registrable Securities to be included in such registration (the “Registration Request”). Subject to the restrictions set forth in Section 5.1(d), the Company will give prompt written notice of such Registration Request (the “Registration Notice”) to all other holders of Registrable Securities and will thereupon use its reasonable best efforts to effect the registration (a “Demand Registration”) under the Securities Act on any form available to the Company of:

(i)            Registrable Securities that the Requesting Holders shall have requested to be included in such offering pursuant to exercise of their Demand Registration Rights;

(ii)           Securities that the Company proposes to offer and sell for its own account;

(iii)          all other Registrable Securities of the same type and class which the Company has received a written request to register within 20 days after the Registration Notice is given pursuant to Section 5.2(a); and

(iv)          any Securities proposed to be included in such registration by holders of registration rights granted other than pursuant to this Agreement (“Other Registration Right”), provided that the Company has complied with Section 5.1(f) hereof.

Holders of Securities requesting Demand Registration pursuant to this Section 5.1 or Incidental Registration pursuant to Section 5.2 are referred to as “Requesting Holders”.

(b)           Preservation of Demand Registration. A registration undertaken by the Company at the request of the Requesting Holder will not count as a Demand Registration:

(i)            if, pursuant to the Vestar Demand Right or the Employee Demand Right, the Requesting Holders fail to register and sell at least 85% of the Registrable Securities requested to be included in such registration by them; or

(ii)           if the Requesting Holders withdraw a Registration Request (A) upon the determination of the Board to postpone the filing or effectiveness of a Registration Statement pursuant to Section 5.1(d) or (B) within ten days of receiving notice from the Company of its intent to exercise its Priority Right in connection with such registration.

(c)           Priority on Demand Registration. If the sole or managing underwriter of a Demand Registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the maximum number of Registrable Securities and other securities (the “Underwriter’s Maximum Number”) which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, then the Company shall be required to include in such registration only such number of securities as is equal to the Underwriter’s Maximum Number (the “Demand Registration Cutback”) and the Company and the holders of Registrable Securities shall participate in such offering in the following order of priority:

(i)            first, there shall be included in such registration that number of Registrable Securities that the Requesting Holders shall have requested to be included in such offering pursuant to either Section 5.1(a) or Section 5.2(a), and that does not exceed the Underwriter’s Maximum Number; provided, however, that holders who request registration pursuant to Section 5.2(a) shall not be entitled to participate in any such registration if (x) the sole or managing underwriter (or, in the case of an offering that is not underwritten, an investment banker) shall determine in good faith that the participation of such holders would adversely affect the marketability of the Securities being sold in such registration and (y) Dr. Dosoretz has approved the exclusion of such holders based upon the determination of the sole or managing underwriter (or, in the case of an offering that is not underwritten, an investment banker), which approval shall not be unreasonably withheld;

(ii)           second, the Company shall be entitled to include in such registration that number of Securities that it proposes to offer and sell for its own account to the full extent of the remaining portion of the Underwriter’s Maximum Number; and

(iii)          third, the number of Securities that other holders shall have requested to be included in such registration pursuant to Other Registration Rights, to the full extent of the remaining portion of the Underwriter’s Maximum Number; provided, however, that such other holders shall not be entitled to participate in any such registration if the sole or managing underwriter (or, in the case of an offering that is not underwritten, an investment banker) shall determine in good faith that the participation of other holders would adversely affect the marketability of the Securities being sold in such registration.

In the event that a Demand Registration Cutback results in less than all of the Securities of a particular category (i.e., Registrable Securities of the Requesting Holders pursuant to clause (i) above; Securities of the Company pursuant to clause (ii) above; and Securities of other holders pursuant to clause (iii) above) that are requested to be included in such registration actually being included in such registration, then the number of Securities of such category that shall be included in such registration shall be allocated pro rata among all of the holders of Securities of such category that requested Securities to be included in such registration based on the relative number of shares of securities owned by each such Person.

(d)           Restrictions on Demand Registrations. Except as otherwise provided in this Section 5.1(d), the Company shall be obligated to effect (i) three Long-Form Demand Registrations and (ii) unlimited Short-Form Demand Registrations to the extent the Company is a registrant entitled to file a registration statement on Form S-3 or any successor or similar short-form registration statement, in each case pursuant to a Vestar Demand Right. The Company shall not be obligated to effect an Employee Demand Right until after the first anniversary of the date of the Company’s first Public Offering. Thereafter, the Company shall be obligated to effect (x) one Long-Form Demand Registration and (y) one Short-Form Demand Registration per year to the extent the Company is a registrant entitled to file a registration statement on Form S-3 or any successor or similar short-form registration statement, in each case pursuant to an Employee Demand Right. Any Demand Registration requested must be for a firmly underwritten public offering of Registrable Securities with an expected value of at least $10 million to be managed by an underwriter or underwriters of recognized national standing selected by the Requesting Holders and reasonably acceptable to the Company. The Company may delay effecting a Demand Registration if after a request is made, the Company has determined in good faith that the filing of a registration request would require disclosure of material information which the Company has a bona fide business purpose for preserving as confidential, the Company shall not be obligated to effect the registration until the earlier of (A)

the date upon which such material information is disclosed to the public or is no longer material or (B) 120 days after the Company first makes such good faith determination.

(e)           Stock Splits.          In connection with any Demand Registration pursuant to this Section 5.1, each party to this Agreement will vote, or cause to be voted, all securities of the Company over which it has the power to vote or direct the voting to effect any stock split which, in the opinion of the sole or managing underwriter, is necessary to facilitate the effectiveness of such Demand Registration.

(f)            Restriction on Other Registration Rights. Except as provided in this Agreement, the Company shall not grant to any Persons the right to request the Company to register any equity securities of the Company, or any securities convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of at least a majority of the Registrable Securities; provided that the Company may grant rights to other Persons to participate in Incidental Registrations so long as such rights are subordinate to the rights of the holders of Registrable Securities with respect to such Incidental Registrations.

5.2           Incidental Registration.

(a)           Requests for Incidental Registration. At any time the Company proposes to register any shares of Securities under the Securities Act (other than registrations on such form(s) solely for registration of Securities in connection with any employee benefit plan or dividend reinvestment plan or a merger or consolidation), including registrations pursuant to Section 5.1(a), whether or not for sale for its own account, the Company will give written notice to each holder of Registrable Securities at least thirty (30) days prior to the initial filing of such Registration Statement with the SEC of its intent to file such registration statement and of such holder’s rights under this Section 5.2. Upon the written request of any holder of Registrable Securities made within twenty (20) days after any such notice is given (which request shall specify the Registrable Securities intended to be disposed of by such holder), the Company will use its reasonable best efforts to effect the registration (an “Incidental Registration”) under the Securities Act of all Registrable Securities which the Company, as the case may be, has been so requested to register by the holders thereof; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such Incidental Registration (each an “Incidental Registration Statement”), the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities under this Section 5.2 in connection with such registration (but not from its obligation to pay the expenses incurred in connection therewith), and (ii) in the case of a determination to delay registration, the Company shall be permitted to delay registering any Registrable Securities under this Section 5.2 during the period that the registration of such other securities is delayed.

(b)           Priority on Incidental Registration. In connection with any registration not involving a Demand Registration Cutback, if the sole or managing underwriter of a registration advises the Company in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, the Company will include in such registration the Registrable Securities and other securities of the Company in the following order of priority:

(i)            first, the greatest number of Securities of the Company proposed to be included in such registration by the Company for its own account and by holders of Other Registration Rights that have priority over the incidental registration rights granted to holders of Registrable Securities under this Agreement, if any, which in the opinion of such underwriters can be so sold;

(ii)           second, after all Securities that the Company proposes to register for its own account or for the accounts of holders of Other Registration Rights that have priority over the incidental registration rights under this Agreement have been included, the greatest amount of Registrable Securities and Securities having Other Registration Rights that are pari passu with Registrable Securities, if any, in each case requested to be registered by the holders thereof which in the opinion of such underwriters can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability thereof, ratably among the holders of Registrable Securities and Securities subject to such Other Registration rights that are pari passu based on the respective amounts of Registrable Securities and securities subject to such Other Registration Rights owned by each such holder; and

(iii)          third, any other Securities.

(c)           Upon delivering a request under this Section 5.2, a Securityholder (excluding Vestar and its Affiliates, but including any other Permitted Transferee thereof) will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Company and one of the Vestar Directors with respect to such Securityholder’s Securities to be registered pursuant to this Section 5.2 (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will provide, among other things, that the Securityholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein (who shall be reasonably satisfactory to at least one of the Vestar Managers) a certificate or certificates representing such Securities (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Securityholder’s behalf with respect to the matters specified therein. Such Securityholder also agrees to execute such other agreements as the Company may reasonably request to further evidence the provisions of this Section 5.2.

5.3           Holdback Agreements.

(a)           Each holder of Registrable Securities agrees that if requested in connection with an underwritten offering made pursuant to a Registration Statement for which such Securityholder has registration rights pursuant to this Article V by the managing underwriter or underwriters of such underwritten offering, such holder will not effect any Public Sale or distribution of any of the securities being registered or any securities convertible or exchangeable or exercisable for such securities (except as part of such underwritten offering or pursuant to any Rule 10b-5 trading plan then in effect), during the period beginning ten (10) days prior to, and ending (i) with respect to the initial Public Offering, 180 days after, and (ii) with respect to any underwritten offering subsequent to the initial Public Offering, 90 days after (or, if approved by the Vestar Majority Holders, a longer period up to 180 days after), the closing date of the underwritten offering made pursuant to such Registration Statement (or for such shorter period as to which the managing underwriter or underwriters may agree, provided that such shorter period applies equally to all holders of Registrable Securities).

(b)           The Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during (x) with respect to the initial Public Offering, the 180-day period, and (ii) with respect to any underwritten offering subsequent to the initial Public Offering, the 90-day period (or, if approved by the Vestar Majority Holders, a longer period up to 180 days), in each case beginning on the effective date of any underwritten Demand Registration (or for such shorter period as to which the managing underwriter or underwriters may agree), except as part of such Demand Registration or in connection with any employee benefit or similar plan, any dividend reinvestment plan, or a business acquisition or combination and (ii) to use all reasonable efforts to cause each holder of at least 5% (on a fully-diluted basis) of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, which are or may be purchased from the Company at any time after the date of this Agreement (other than in a registered offering) to agree not to effect any sale or distribution of any such securities during such period (except as part of such underwritten offering, if otherwise permitted).

5.4           Registration Procedures.  In connection with the registration of any Registrable Securities or a sale of securities pursuant to an effective shelf registration statement, as applicable, the Company shall effect such registrations or sales to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a)           Prepare and file with the SEC a Registration Statement or Registration Statements on a form available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause each such Registration Statement to become effective;

(b)           Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for a period ending on the earlier of (i) ninety (90) days from the effective date and (ii) such time as all of such securities have been disposed of in accordance with the intended method of disposition thereof; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such prospectus as so supplemented.

(c)           Notify the selling holders of Registrable Securities promptly (but in any event within two business days), and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, (iii) if at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of Registrable Securities the Company becomes aware that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 5.4(h) below cease to be true and correct in all material respects, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction or (v) if the Company becomes aware of the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           Use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

(e)           Deliver to each selling holder of Registrable Securities and the underwriters, if any, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and the Company hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus and any amendment or supplement thereto.

(f)            Prior to any public offering of Registrable Securities, to use its reasonable best efforts to register or qualify, and cooperate with the selling holders of Registrable Securities, the underwriters, if any, the sales agents and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any selling holder or the managing underwriters reasonably request in writing; provided, however, that the Company will not be required to

(i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.

(g)           Upon the occurrence of any event contemplated by Section 5.4(c)(v) above, as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)           Enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Securities, and in such connection, (i) make such representations and warranties to the underwriters, with respect to the business of the Company and its subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters), addressed to the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters; (iii) obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings; and (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the holders of Registrable Securities than those set forth in Section 5.7 hereof (or such other provisions and procedures acceptable to holders of a majority of the Registrable Securities covered by such Registration Statement and the managing underwriters or agents) with respect to all parties to be indemnified pursuant to said Section. The above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder.

(i)            Comply with all applicable rules and regulations of the SEC and make generally available to its Securityholders earnings statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than forty-five (45) days after the end of any 12-month period (or ninety (90) days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or reasonable best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effectiveness of a Registration Statement, which statements shall cover said 12-month periods.

(j)            (i)  Use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which Common Stock is then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii)  if no Common Stock is then so listed, use its reasonable best efforts to cause all such Registrable Securities to be listed on a national securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such shares with the National Association of Securities Dealers, Inc. (“NASD”).

The Company may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such holder and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company shall be entitled to rely on such information provided; provided that such information shall be used only in connection with such registration. The Company may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information promptly after receiving such request. Each holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.4(c)(ii), 5.4(c)(iv) or 5.4(c)(v), such holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or prospectus until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.4, or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto.

5.5           Shelf Registration.  Subject to the provisions set forth in Section 5.4, if the holders of a majority of Vestar Securities that constitute Registrable Securities so specify, or if the Executive Holders holding a majority of such holders’ Employee Securities that constitute Registrable Securities so specify, in the Registration Notice that they desire the Company to undertake a shelf registration of some or all of such Registrable Securities, then the Company shall file with the SEC a registration statement under the Securities Act on the appropriate form pursuant to Rule 415 under the Securities Act (the “Required Registration”). The Company shall use its reasonable best efforts to cause the Required Registration to be declared effective under the Securities Act as soon as practical after filing, and once effective, the Company shall cause such Required Registration to remain effective for a period ending on the earlier of (i) the second anniversary of the effectiveness thereof, (ii) the date on which all Registrable Securities have been sold pursuant to the Required Registration and (iii) the date as of which there are no longer any Registrable Securities in existence.

5.6           Registration Expenses.  Subject to Section 5.1(b)(i), all fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective, including, without limitation, (i) all registration and filing fees (including, without limitation, (A) fees with respect to filings required to be made with the NASD in connection with an underwritten offering and (B) fees and expenses of compliance with state securities or “blue sky”

laws), (ii) reasonable messenger, telephone and delivery expenses, (iii) fees and disbursements of counsel for the Company, (iv) fees and disbursements of all independent certified public accountants referred to in Section 5.4(h), (v) underwriters’ fees and expenses (excluding discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities), (vi) Securities Act liability insurance, if the Company so desires such insurance, (vii) internal expenses of the Company, (viii) the expense of any annual audit, (ix) the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, and (x) the fees and expenses of any Person, including special experts, retained by the Company. In connection with any Demand Registration or Incidental Registration hereunder, the Company shall reimburse the holders of the Registrable Securities being registered in such registration for the reasonable fees and disbursements of not more than one counsel (together with appropriate local counsel) chosen by the Requesting Holders, if pursuant to a Demand Registration, or the Company, in all other cases, and other reasonable out-of-pocket expenses of the holders of Registrable Securities incurred in connection with the registration of the Registrable Securities.

5.7           Indemnification; Contribution.

(a)           Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, the officers, directors, agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, directors, agents and employees of each such controlling person and any financial or investment adviser (each, an “Indemnified Party”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened) reasonable costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and reasonable expenses (including reasonable expenses of investigation) (collectively, “Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus or in any amendment or supplements thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to the Company by such Indemnified Party or the related holder of Registrable Securities expressly for use therein or (ii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided, however, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriters within the meaning of the Securities Act to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) such Person failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Person to the Person asserting the claim from which such Losses arise, (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, and (iii) the Company has complied with its obligations under Section 5.4(c). Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party.

(b)           Indemnification by Holders. In connection with any Registration Statement in which a holder of Registrable Securities is participating, such holder, or an authorized officer of such holder, shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any Registration Statement or prospectus and agrees, severally and not jointly, to indemnify, to the full extent permitted by law, the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, or form of prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information so furnished in writing by such holder to the Company expressly for use in such Registration Statement or prospectus and that such statement or omission was relied upon by the Company in preparation of such Registration Statement, prospectus or form of prospectus; provided, however, that such holder of Registrable Securities shall not be liable in any such case to the extent that the holder has furnished in writing to the Company within a reasonable period of time prior to the filing of any such Registration Statement or prospectus or amendment or supplement thereto information expressly for use in such Registration Statement or prospectus or any amendment or supplement thereto which corrected or made not misleading, information previously furnished to the Company, and the Company failed to include such information therein. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party.

(c)           Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder (an “indemnified party”), such indemnified party shall give prompt notice to the party or parties from which such indemnity is sought (the “indemnifying parties”) of the commencement of any action, suit, proceeding or investigation or written threat thereof (a “Proceeding”) with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the failure to so notify the indemnifying parties shall not relieve the indemnifying parties from any obligation or liability except to the extent that the indemnifying parties have been prejudiced by such failure. The indemnifying parties shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such Proceeding, to assume, at the indemnifying parties’ expense, the defense of any such Proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that an indemnified party or parties (if more than one such indemnified party is named in any Proceeding) shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless:

(i) the indemnifying parties agree to pay such fees and expenses; (ii) the indemnifying parties fail promptly to assume the defense of such Proceeding or fail to employ counsel reasonably satisfactory to such indemnified party or parties; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such indemnified party or parties and the indemnifying parties or an affiliate of the indemnifying parties or such indemnified parties, and there may be one or more defenses available to such indemnified party or parties that are different from or additional to those available to the indemnifying parties, in which case, if such indemnified party or parties notifies the indemnifying parties in writing that it elects to employ separate counsel at the expense of the indemnifying parties, the indemnifying parties shall not have the right to assume the defense thereof and such counsel shall be at the expense of the indemnifying parties, it being understood, however, that, unless there exists a conflict among indemnified parties, the indemnifying parties shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for such indemnified party or parties. Whether or not such defense is assumed by the indemnifying parties, such indemnifying parties or indemnified party or parties will not be subject to any liability for any settlement made without its or their consent (but such consent will not be unreasonably withheld). The indemnifying parties shall not consent to entry of any judgment or enter into any settlement which (i) provides for other than monetary damages without the consent of the indemnified party or parties (which consent shall not be unreasonably withheld or delayed) or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party or parties of a release, in form and substance satisfactory to the indemnified party or parties, from all liability in respect of such Proceeding for which such indemnified party would be entitled to indemnification hereunder.

(d)           Contribution. If the indemnification provided for in this Section 5.7 is unavailable to an indemnified party or is insufficient to hold such indemnified party harmless for any Losses in respect of which this Section 5.6 would otherwise apply by its terms, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall have an obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any Proceeding, to the extent such party would have been indemnified for such expenses if the indemnification provided for in Section 5.7(a) or 5.7(b) was available to such party. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.7(d) were determined by pro-rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 5.7(d). Notwithstanding the provisions of this Section 5.7(d), an indemnifying party that is a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reasons of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.8           Rules 144 and 144A.  At all times after the Company effects its initial Public Offering, the Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information so long as such information is necessary to permit sales under Rule 144A), and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A. Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements.

5.9           Underwritten Registrations.  No holder of Registrable Securities may participate in any underwritten registration hereunder unless such holder (a) agrees to sell such holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

5.10         No Inconsistent Agreements.  The Company has not and will not, enter into any agreement with respect to the Company’s securities that is inconsistent with the rights granted to the holders of Registrable Securities in this Article V or otherwise conflicts with the provisions hereof.

ARTICLE VI
VENTURE CAPITAL OPERATING COMPANY

6.1           VCOC Securityholders.

(a)           Each of Vestar Capital Partners V, L.P. and its Affiliates that directly or indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations (each, a “VCOC Securityholder”), for so long as the VCOC Securityholder, directly or through one or more conduit Subsidiaries, continues to hold any Units (or other securities of the Company into which such Units may be converted or for which such Units may be exchanged), without limitation or prejudice of any the rights provided to the Securityholders hereunder, the Company shall, with respect to each such VCOC Securityholder:

(i)            Provide each VCOC Securityholder or its designated representative with:

(A)          the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries, as the VCOC Securityholder shall reasonably request;

(B)           as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C)           as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D)          to the extent the Company or any of its Subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Company or such Subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company or such Subsidiary as soon as available; and

(E)           copies of all materials provided to the Board, and if requested, copies of all materials provided to the board of directors (or similar organization body) of the Company’s Subsidiaries, provided, that the Company shall be entitled to exclude portions of such materials to the extent providing such portions would be reasonably likely to result in the waiver of attorney-client privilege.

(ii)           Make appropriate directors and officers of the Company, and its subsidiaries, available periodically and at such times as reasonably requested by the VCOC Securityholder for consultation with the VCOC Securityholder or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

(iii)          Give the VCOC Securityholder the right to designate one non-voting board observer who will be entitled to attend all meetings of the Company’s Board, participate in all deliberations of the Board and receive copies of all materials provided to the Board, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Board, and provided, further, that the Company shall be entitled to exclude such observer from such portions of a board meeting to the extent such observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege;

(iv)          To the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Securityholder or its designated representative in advance with respect to any significant corporate actions, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of the Company, and to provide the VCOC Securityholder or its designated representative with the right to consult with the Company with respect to such actions; and

(v)           Provide the VCOC Securityholder or its designated representative with such other rights of consultation which the VCOC Securityholder’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Assets Regulation.

(b)           The Company agrees to consider, in good faith, the recommendations of each VCOC Securityholder or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c)           In the event that the Company ceases to qualify as an “operating company” (within the meaning of the first sentence of 29 C.F.R. Section 2510.3-101(c)(1) of the Plan Asset Regulations), then the Company and each Securityholder will cooperate in good faith to take all reasonable action necessary to provide that the investment (or at least 51% of the investment valued at cost) of each VCOC Securityholder shall continue to qualify as a “venture capital investment” (as defined in the Plan Asset Regulations).

ARTICLE VII
AMENDMENT AND TERMINATION

7.1           Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Securityholders unless such modification, amendment or waiver is approved in writing by each of the Company and Vestar Majority Holders; provided that no such modification, amendment or waiver may change the rights or obligations hereunder of holders of Employee Securities in a manner that is material and adverse unless approved in writing by the Employee Majority Holders. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

7.2           Termination of Agreement.  This Agreement will terminate in respect of all Securityholders (a) with the written consent of the Company, the Vestar Majority Holders and the Employee Majority Holders, (b) upon the dissolution, liquidation or winding-up of the Company or (c) upon the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or Persons on an arms-length basis, pursuant to which such party or parties acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the Class A Units or voting securities of the Company. The termination of this Agreement will not affect any indemnification or contribution obligations under Section 5.6, which shall survive such termination.

7.3           Termination as to a Party.  Any Person who ceases to hold any Securities shall cease to be a Securityholder and shall have no further rights or obligations under this Agreement (except with respect to any indemnification and contribution obligations under Section 5.6, which shall survive).

7.4           Issuer of Registrable Securities.  Prior to distributing to the holders of Units all or substantially all of the securities of any direct or indirect Subsidiary of the Company, the Company shall cause such Subsidiary to execute and deliver a Stockholders Agreement complying with this Section 7.4 (the “Stockholders Agreement”), and each Person, other than the Company, that is a party to this Agreement shall execute and deliver the Stockholders Agreement. The Stockholders Agreement shall be substantially identical to this Agreement, including the provisions that are applicable to an issuer of Registrable Securities hereunder, except that it shall be revised so that such issuer replaces the Company hereunder with respect to provisions that are applicable to the Company hereunder, and such other revisions shall be made as are necessary or desirable to reflect the fact that the issuer is a corporation rather than a limited liability company. In addition, if the issuer has consummated its initial Public Offering, then any provision of this Agreement that, pursuant to the terms of this Agreement, terminates upon a initial Public Offering shall be excluded from the Stockholders Agreement, and, in any event, this Section 7.4 shall not be included in the Stockholders Agreement.

ARTICLE VIII
PARTICIPATION RIGHTS

8.1           Participation Right.  In the event the Company proposes to sell or issue New Units (as defined in Section 8.2 hereof) in one transaction or a series of related transactions, each holder of Class A Units (a “Class A Holder”) shall have the right (the “Participation Right”) to irrevocably subscribe for a pro rata portion of the New Units to be offered in such proposed sale. A Class A Holder’s pro rata portion of the New Units for purposes of this Section 8.1 is (x) the aggregate number of New Units multiplied by (y) the number of outstanding Class A Units such Class A Holder then owns divided by (z) the total number of Class A Units then outstanding. To the extent any New Units subject to Participation Rights shall remain unsubscribed for after exercise by the Class A Holders of their participation right pursuant to this Section 8.1, Vestar shall have the right to purchase such remaining New Units, provided that no Participation Right shall arise as a result of such purchase by Vestar. If any New Units subject to Participation Rights shall remain unsubscribed for after the Class A Holders and Vestar have exercised their respective rights pursuant to this Section 8.1(a), the Company shall have one hundred eighty (180) days thereafter to sell such remaining New Units, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice given pursuant to Section 8.3.

8.2           Definition of New Units.  “New Units” shall mean any (i) Units, or (ii) any warrants, rights, calls, options or other securities exchangeable for or exercisable or convertible into units or any other security entitled to participate in the Company’s profits, in each case to be issued by the Company to any Person; provided, that New Units shall not include any type of security distributed to Securityholders as a dividend or distribution in accordance with Section 4.1 of the LLC Agreement.

8.3           Notice from the Company.  In the event the Company proposes to undertake an issuance of New Units, the Company shall give each Class A Holder written notice of such proposal (the “Sale Participation Notice”), describing the type of New Units and the price and the terms and conditions upon which the Company proposes to issue the same, and setting forth the pro rata portion of the New Units that such Class A Holder is entitled to purchase pursuant to its Participation Right. For a period of twenty (20) business days following the receipt of such notice from the Company, the Company shall be deemed to have irrevocably offered to sell to each Class A Holder such number of New Units as set forth above for the price and upon the terms specified in the notice. Each Class A Holder may irrevocably exercise its Participation Right hereunder by giving written notice to the Company and stating therein the quantity of New Units to be purchased within twenty (20) business days following the receipt of the Sale Participation Notice from the Company.

8.4           Closing.  The closing of any such issuance or sale to a Class A Holder shall take place as proposed by the Company with respect to the New Units to be issued or sold no earlier than twenty (20) days after the Company receives notice of the exercise of the Participation Right but no later than sixty (60) days after the issuance of the New Units with respect to which such Participation Right was exercised, at which closing the Company shall deliver certificates for the New Units (if the Units are evidenced by certificates) in the name of such Class A Holder against receipt of the consideration therefor. If the consideration for the New Units is other than cash, the Class A Holder shall be entitled to deliver cash in lieu thereof in an amount equal to the Fair Market Value of such non-cash consideration.

8.5           Compliance.  Nothing in this Section 8 shall be deemed to prevent any Person from purchasing any New Units without the Company first complying with the provisions of Section 8.1; provided that in connection with such purchase (a) the Company gives prompt notice of such purchase to each Class A Holder, but in any event within thirty (30) days after such purchase, which notice shall describe in reasonable detail the New Units being issued and the purchase price thereof, and (b) the purchasers in such issuance (the “Purchasers”) and the Company take all steps reasonably necessary to enable each Class A Holder to effectively exercise its Participation Right with respect to the purchase of a pro rata share of the New Units issued to the Purchasers after such purchase by the Purchasers on the terms specified in this Section 8 within sixty (60) days thereafter.

8.6           Exempted Issuances.  The provisions of Sections 8.1 through Section 8.5 above shall not apply to the following issuances of Securities:

(a)           any Securities issued in connection with the exercise, conversion or exchange of any Securities of the Company that were not issued in violation of this Section 8, any subdivision of Securities (including any dividend or split), any combination of Securities (including any reverse split) or any recapitalization, reorganization or reclassification of the Company.

(b)           any Securities issued to employees, officers, directors, consultants and other service providers of or to the Company or any of its Subsidiaries (other than Vestar or any of its Affiliates) in exchange for services pursuant to any agreement or arrangement approved by the Board;

(c)           any securities issued to third party lenders as “equity kickers” in connection with what is primarily a loan transaction pursuant to any agreement or arrangement approved by the Board; and

(d)           any securities issued to the sellers or a comparable party in connection with an acquisition, including by merger or consolidation, of any business, entity, asset or group of related assets.

8.7           Termination of this Section Upon a Public Offering.  The provisions of this Section 8 shall terminate immediately prior to the consummation of a Public Offering.

ARTICLE IX
MISCELLANEOUS

9.1           Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person or, in the case of a natural Person, any other member of such Person’s Family Group.

“Acquisition” means, collectively, the transactions contemplated by the Purchase Agreement, including, without limitation, the merger of RTS MergerCo, Inc. with and into RTS, with RTS as the surviving corporation in the merger and a wholly-owned subsidiary of Holdings.

“Agreement” has the meaning set forth in the preface.

“Allocable Shares” has the meaning set forth in the second paragraph of Section 3.3(a).

“Board” has the meaning given to such term in Section 2.1(a).

“Class A Holder” has the meaning set forth in Section 8.1.

“Class A Units” has the meaning set forth in the LLC Agreement.

“Closing Date” means the closing date of the transactions contemplated by the Purchase Agreement.

“Common Stock” means, collectively, (i) following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the common stock of the Company, (ii) following the distribution to Securityholders of common stock of a then corporate subsidiary of the Company, the common stock of such subsidiary, and (iii) any other class or series of authorized capital stock of the Company or any subsidiary, the Common Stock of which has been distributed to Securityholders, which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company or any such subsidiary.

“Common Stock Equivalents” means (without duplication with any Class A Units, Common Stock or other Common Stock Equivalents) rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Class A Units, Common Stock or securities exercisable for or convertible or exchangeable into Class A Units or Common Stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Common Units” means, collectively, Class A Units, Class B Units, Class C Units and any other class of Units issued by the Company as determined by the Board.

“Company” has the meaning set forth in the preface.

“Control” (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether by ownership of voting securities, by contract or otherwise.

“Core Business” means the business of providing radiation therapy services (both technical and professional) through the establishment, development, operation and management of radiation treatment centers.

“Demand Registration” has the meaning given to such term in Section 5.1(a).

“Demand Registration Cutback” has the meaning given to such term in Section 5.1(c).

“Demand Registration Right” has the meaning given to such term in Section 5.1(a).

“Dosoretz Rollover Subscription Agreement” means the Management Stock Contribution and Unit Subscription Agreement by and between Radiation Therapy Investments, LLC and Dr. Dosoretz, dated as of the Closing Date.

“EBITDA” means, with respect to any fiscal period, “Consolidated EBITDA” as defined in the Credit Agreement, provided that the following should also be excluded from the calculation of EBITDA to the extent not already excluded from the calculation of Consolidated EBITDA under the Credit Agreement: (i) Non-Cash Charges (as defined in the Credit Agreement) related to any issuances of equity securities; (ii) fees and expenses relating to the Acquisition; (iii) financing fees (both cash and non-cash) relating to the Acquisition; (iv) covenant-not-to-compete payments to certain members of RTS’ senior management and related expenses; (v) expenses (or any portion thereof) incurred outside of the ordinary course of business that are approved by the Board which the Board determines in its good faith discretion are in the best interest of the Company but which will have a disproportionately adverse impact on the Company’s short term financial performance, affecting the Company’s ability to achieve financial targets related to the vesting of the Class C Units under the Management Subscription Agreements or the Company’s annual bonus plan; (vi) costs and expenses incurred in connection with evaluating and consummating acquisitions not contemplated by the Company’s annual plan, as such plan is approved by the Board in good faith; (vii) related party expenditures that are subject to the prior written consent of the Majority Executives pursuant to Section 2.3(a) of this Agreement but have failed to receive such consent; (viii) advisors’ fees and expenses incurred outside the ordinary course of business related solely to Vestar’s activities that are unrelated to the Company; (ix) costs associated with any put option or call option contemplated by any Management Subscription Agreement; (x) costs associated with any proposed initial Public Offering or Sale of the Company (as such terms are defined in the Securityholders Agreement); (xi) expenses related to any litigation arising from the Acquisition; (x) management fees and costs related to the activities giving rise to such fees that are paid to, paid for or reimbursed to Vestar and its Affiliates; and (xii) material expenditures or incremental expenditures inconsistent with prior practice (to the extent that prior practice is relevant) required by Board (where Management Managers unanimously dissent) unless such expenditures are reasonably likely to result in any benefit (whether economic or non-economic) to the Company as determined by the Board in its good faith discretion.

“Employee” has the meaning give to such term in the preface.

“Employee Demand Right” has the meaning giving to such term in Section 5.1(a).

“Employee Majority Holders” means the Person or Persons having beneficial ownership of a majority of the Class A Units or, as the case may be, Common Stock constituting Employee Securities.

“Employee Preferred Units” means any Preferred Units held by any Employee or such Employee’s permitted assigns.

“Employee Securities” means (a) Units acquired by the Employees on or after the date of this Agreement under the Management Subscription Agreements, (b) any Securities, Common Stock or Common Stock Equivalents hereafter acquired by any holder of Employee Securities, and (c) any securities issued with respect to the securities referred to in clauses (a) or (b) above by way of a payment-in-kind, stock dividend or stock split or in connection with a combination of shares, exchange, conversion, recapitalization, merger, consolidation or other reorganization, or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Securities” has the meaning set forth in Section 3.3(c).

“Executive Holders” means each of the individuals listed on Exhibit B attached hereto, their replacements and any other Securityholder who is added to Exhibit B by Board with the consent of the Majority Executives.

“Exempt Employee Transfer” means a Transfer of Employee Securities (a) pursuant to an exercise of tag-along rights as an Other Holder under Section 3.3, (b) pursuant to a Sale of the Company under Section 4.1, (c) to the Company pursuant to a call option or put option (if any) under any Management Subscription Agreement or otherwise, (d) pursuant to an exercise of registration rights pursuant to Article V, (e) upon the death of the holder pursuant to the applicable laws of descent and distribution, (f) solely to or among such Employee’s Family Group, (g) to the Company incidental to the exercise, conversion or exchange of such securities in accordance with their terms, any combination of shares (including any reverse stock split), (h) to Vestar or (i) in connection with any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company.

“Exempt Individual Transfer” means a Transfer of Vestar Securities held by a natural person (a) upon the death of the holder pursuant to the applicable laws of descent and distribution, (b) solely to or among such Person’s Family Group, (c) to the Company incidental to the exercise, conversion or exchange of such securities in accordance with their terms, any combination of shares (including any reverse stock split) or (d) in connection with any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, the Company.

“Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“Holdings” means Radiation Therapy Services Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company.

“Incidental Registration” has the meaning given such term in Section 5.2(a).

“Indemnified Party” has the meaning given such term in Section 5.6(a).

“Independent Manager” has the meaning given such term in Section 2.1(a)(iv).

“LLC Agreement” means the limited liability company agreement among the Company and its members, as amended from time to time.

“Limited Partner” means a limited partner of Vestar (excluding any such limited partner who is an employee either of the general partner of Vestar or an Affiliate of the general partner of Vestar).

“Long-Form Demand Registration” has the meaning given to such term in Section 5.1(a).

“Losses” has the meaning given such term in Section 5.6(a).

“Majority Executives” has the meaning given to such term in Section 2.1(a)(ii).

“Management Agreement” means the management agreement in effect as of the Closing Date among the Company, the Subsidiaries of the Company named therein and Vestar Capital Partners, substantially in the form attached hereto as Exhibit C.

“Management Manager” has the meaning given such term in Section 2.1(a)(iii).

“Management Subscription Agreements” means the unit subscription agreements between the Company and the respective Employees.

“NASD” has the meaning given such term in Section 5.4(j).

“New Units” has the meaning given such term in Section 8.2.

“Offered Securities” has the meaning given such term in Section 3.3(a).

“Other Holders” has the meaning given such term in Section 3.3(a).

“Other Registration Rights” has the meaning given such term in Section 5.1(a)(iii).

“Ownership Percentage” means, for each Securityholder and with respect to a type and class of Security, the percentage obtained by dividing the number of units or shares of such Security held by such Securityholder by the total number of units or shares of such Security (other than Excluded Securities) outstanding.

“Participation Right” has the meaning given to such term in Section 8.1.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

“Preferred Stock” means collectively, following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation,

the preferred stock and any other class or series of authorized capital stock of the Company that is limited to a fixed sum or percentage of par value or stated value in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Preferred Units” has the meaning set forth in the LLC Agreement.

“Priority Right” has the meaning given such term in Section 5.1(c)(i).

“Proceeding” has the meaning given such term in Section 5.6(c).

“Proposed Sale” has the meaning given such term in Section 3.2(a).

“Proposed Sale Notice” has the meaning given such term in Section 3.2(a).

“Public Offering” means a sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act; provided that a Public Offering shall not include any issuance of equity securities in any merger or other business combination, and shall not include any registration of the issuance of securities to existing securityholders or employees of the Company and its Subsidiaries on Form S-4 or Form S-8 (or any successor forms).

“Public Sale” means a sale of Securities pursuant to a Public Offering or a Rule 144 Sale.

“Purchase Agreement” means the Agreement and Plan of Merger dated as of October 19, 2007, by and among RTS, Holdings, RTS MergerCo, Inc. and the Company.

“Purchasers” has the meaning given to such term in Section 8.5.

“Put Option” has the meaning given to such term in Section 2.1(h).

“Registrable Securities” means Common Units or Units received in exchange for or upon a distribution of the securities of any Subsidiary of the Company pursuant to Section 7.4. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (i) Transferred in a Public Sale or (ii) otherwise Transferred and new certificates not bearing the legend set forth in Section 9.2(b) hereof shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or such state securities or blue sky laws then in force. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (upon conversion or exercise in connection with a Transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been affected.

“Registration Expenses” means all amounts payable by the Company pursuant to Section 5.5.

“Registration Notice” has the meaning given such term in Section 5.1(a).

“Registration Request” has the meaning given such term in Section 5.1(a).

“Registration Statement” means any registration statement of the Company under which any of the Registrable Securities are included therein pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requesting Holder” has the meaning given such term in Section 5.1(a).

“RTS” means          , a Florida corporation and an indirect, wholly-owned subsidiary of the Company.

“Rule 144” means Rule 144 adopted under the Securities Act (or any successor rule or regulation).

“Rule 144 Sale” means a sale of Securities to the public through a broker, dealer or market-maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any successor rule or regulation).

“Sale Notice” has the meaning given such term in Section 3.3(a).

“Sale of the Company” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of related Persons (other than any Transfer pursuant to Section 3.3(b) or any Exempt Employee Transfer) on an arm’s-length basis, pursuant to which such Person or group of related Persons directly or indirectly (a) acquires (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the Class A Units or voting stock of the Company, Holdings or RTS or (b) acquires assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; provided that in no event shall a Sale of the Company be deemed to include any transaction effected solely for the purpose of (i) changing, directly or indirectly, the form of organization or the organizational structure of the Company, Holdings or RTS or any Transfer to a Person (whether a corporation, limited liability company or otherwise) that is a wholly-owned Subsidiary of, parent of, equity interest holder of, or is controlled by or under the common control of any Person described in this clause (i) that does not directly or indirectly change in a material respect the ownership of the Company, Holdings or RTS or (ii) contributing stock or other securities to Subsidiaries of the Company.

“Sale Participation Notice” has the meaning given to such term in Section 7.3.

“SEC” means the Securities and Exchange Commission.

“Securities” means, collectively, (i) Units or other interests in the Company (including new classes or series thereof having such powers, designations, preferences and rights as may be determined by the Board); (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other interests in the Company; and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securityholder” has the meaning given such term in the preface.

“Selldown Investor” has the meaning given such term in Section 3.3(b)(vii).

“Selldown Securities” has the meaning given such term in Section 3.3(b)(vii).

“Selling Employee Holder” has the meaning given such term in Section 3.2(a).

“Selling Vestar Holder” has the meaning given such term in Section 3.3(a).

“Short-Form Demand Registration” has the meaning given to such term in Section 5.1(a).

“Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

“Tag-Along Notice” has the meaning given such term in Section 3.2(a).

“Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof, with correlative meaning) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such Security or any interest therein.

“Transaction Documents” means all agreements or other documents entered into on or prior to the Closing Date in connection with the transactions contemplated by the Purchase Agreement, including, without limitation, (i) this Agreement, (ii) the LLC Agreement, (iii) the Management Agreement, (iv) the Management Stock Contribution and Unit Subscription Agreements entered into by and between the Company and certain officers of RTS in connection with the Acquisition; and (v) the Management Unit Subscription Agreements entered into by and between the Company and certain officer of RTS in connection with the grant of any awards under the Company’s 2008 Unit Incentive Plan.

“Underwriter’s Maximum Number” has the meaning given to such term in Section 5.1(c).

“Units” has the meaning set forth in the LLC Agreement.

“Vestar” has the meaning set forth in the preface.

“Vestar V” has the meaning set forth in the preface.

“Vestar Demand Right” has the meaning given to such term in Section 5.1(a).

“Vestar Managers” has the meaning given such term in Section 2.1(a)(i).

“Vestar Majority Holders” means the Person or Persons holding a majority of the Preferred Units or Preferred Stock and a majority of the Class A Units or Common Stock constituting Vestar Securities.

“Vestar Preferred Units” means any Preferred Units held by Vestar, its Affiliates or any of their permitted assigns.

“Vestar Securities” means (a) Vestar Units, (b) Securities, Common Stock, Common Stock Equivalents, Preferred Units or Preferred Stock hereafter acquired by Vestar, and (c) any securities of the Company issued with respect to the securities referred to in clause (a) or (b) above by way of a payment-in-kind, stock dividend, or stock split or in connection with a combination of shares, exchange, conversion, recapitalization, merger, consolidation or other reorganization, or otherwise.

“Vestar Units” means the Class A Units and Preferred Units issued to Vestar on the date hereof.

9.2           Legends.

(a)           Securityholders Agreement. Each certificate or instrument evidencing Securities and each certificate or instrument issued in exchange for or upon the Transfer of any such Securities (if such securities remain subject to this Agreement after such Transfer) shall be stamped or otherwise imprinted with a legend (as appropriately completed under the circumstances) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE CONSTITUTE [“EMPLOYEE SECURITIES”] [“VESTAR SECURITIES”] UNDER A CERTAIN SECURITYHOLDERS AGREEMENT DATED AS OF            , 2008 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SECURITYHOLDERS AND, AS SUCH, ARE SUBJECT TO CERTAIN VOTING PROVISIONS, PURCHASE RIGHTS AND RESTRICTIONS ON TRANSFER SET FORTH IN THE SECURITYHOLDERS AGREEMENT. A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b)           Restricted Securities. Each instrument or certificate evidencing Securities and each instrument or certificate issued in exchange or upon the Transfer of any Securities shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).”

(c)           Removal of Legends. Whenever in the opinion of the Company and counsel reasonably satisfactory to the Company (which opinion shall be delivered to the Company in writing) the restrictions described in any legend set forth above cease to be applicable to any Securities, the holder thereof shall be entitled to receive from the Company, without expense to the holder, a new instrument or certificate not bearing a legend stating such restriction.

9.3           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.4           Entire Agreement.  Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, except that this Agreement shall not supersede the covenants and agreements set forth in Section 5.9 (Director and Officer Liability) of the Purchase Agreement, which shall be incorporated herein by reference.

9.5           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Securityholders and any subsequent holders of Securities and the respective successors and assigns of each of them, so long as they hold Securities.

9.6           Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopied or electronically transmitted signature pages) each of which shall be an original and all of which taken together shall constitute one and the same agreement.

9.7           Remedies.  The Company and the Securityholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Securityholder may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

9.8           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed) delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service. The Company’s address is:

Radiation Therapy Investments, LLC
c/o Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, New York 10167
Attention: Jack M. Feder, Esq.
Facsimile: (212) 808-4922

with a copy (with shall not constitute notice) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Attention: Michael Movsovich, Esq.
Facsimile: (212) 446-4900

A copy of each notice given to the Company shall be given to Vestar (and no notice to the Company shall be effective until such copy is delivered to Vestar) at the following addresses:

Vestar Capital Partners V, L.P.
245 Park Avenue, 41st Floor
New York, New York 10167
Attention:	Jack M. Feder, Esq.
General Counsel
Facsimile: (212) 808-4922

With a copy (with shall not constitute notice) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Attention: Michael Movsovich, Esq.
Facsimile: (212) 446-4900

and

Radiation Therapy Services, Inc.
2234 Colonial Boulevard
Fort Myers, Florida 33907
Attention: Chief Executive Officer
Facsimile: (239) 931-7380

and

Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, Florida 33602
Attn: Darrell C. Smith
Facsimile: (813) 229-1660

A copy of each notice given to an Executive Holder shall be delivered to the address as shown on the Unit register of the Company.

9.9           Governing Law.  The Delaware Limited Liability Company Act (and, following the conversion of the Company into a corporation or the Company being merged into, or otherwise succeeded by, a corporation, the relevant state corporation law) shall govern all questions arising under this Agreement concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

9.10         Arbitration of Valuation of Equivalent Cash Price.  If the Selling Employee Holder and Vestar disagree in good faith with respect to the valuation of the equivalent cash price of the non-cash consideration delivered in connection with a Proposed Sale pursuant to Section 3.2(b) and have not resolved such disagreement within thirty (30) days after the date of receipt of notice of Vestar’s election to purchase all of the Employee Securities covered by the Proposed Sale Notice under Section 3.2(b), an Arbiter selected by mutual agreement of the Selling Employee Holder and Vestar shall make a determination of such valuation of the non-cash consideration component of the Proposed Sale solely by (i) reviewing a single written presentation (together with any supporting documentation) timely made by each of the Selling Employee Holder and Vestar setting forth their respective valuations and the bases therefore and (ii) accepting either Vestar’s or the Selling Employee Holder’s proposed valuation. The fees and expenses incurred with respect to the Arbiter, as well as the reasonable out-of-pocket fees and expenses (including, without limitation, reasonable fees and expenses of one counsel and one accountant, appraiser or investment banking firm) incurred by or on behalf of the Selling Employee Holder, shall be borne by the Company. For purposes of this Section 9.11, the Company shall make available to the Vestar and the Selling Employee Holder all data (including, without limitation, reports of employees and outside advisors) necessary to determine the valuation of the equivalent cash price of the non-cash consideration noted above, and other relevant data reasonably requested by the Vestar and the Selling Employee Holder.

9.11         Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Securityholders Agreement on the day and year first above written.

RADIATION THERAPY INVESTMENTS, LLC

By:
Name:
Title:

VESTAR CAPITAL PARTNERS V, L.P.

By:	Vestar Associates V, L.P.,
its General Partner

By:	Vestar Managers V Ltd.
its General Partner

By:
Name:
Title:

VESTAR CAPITAL PARTNERS V-A, L.P.

By:	Vestar Associates V, L.P.,
its General Partner

By:	Vestar Managers V Ltd.
its General Partner

By:
Name:
Title:

[Employee Name]

[Employee Name]

[Employee Name]

[Employee Name]

[Employee Name]

[Employee Name]

[Employee Name]

[Employee Name]